SECURITIES AND EXHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ------------------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OF 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



Date of Report (Date of earliest event reported)     MAY 4, 1999
                                                 -------------------------

                          Wavetech International, Inc.
             (Exact Name of Registrant as Specified in its Charter)


         Nevada                       001-15482                 86-0916826
(State or Other Jurisdiction    (Commission File Number)      (IRS Employer
      of Incorporation)                                   Identification Number)



            5210 E. WILLIAMS CIRCLE, SUITE 200 TUCSON, ARIZONA 85711
            --------------------------------------------------------
               (Address of Principal Executive Offices) (Zip Code)



Registrant's telephone number, including area code (520) 750-9093
                                                  -----------------------------

ITEM 5.           OTHER EVENTS


         The Common Stock of Wavetech International, Inc. (the "Company") was delisted from the Nasdaq SmallCap Market, effective as of the close of business on Tuesday, May 4, 1999. A copy of the Company's press release announcing this event is attached hereto as Exhibit 1.

                                    EXHIBIT 1

                WAVETECH DELISTED FROM THE NASDAQ SMALLCAP MARKET


    TUCSON,  AZ, May 5 /PRNewswire/  -- Wavetech  International,  Inc.  (Nasdaq:
ITEL) announced today that it has received formal notification from the Nasdaq Stock ("Nasdaq") Market that the conditional listing it has operated under has terminated and the Company ("Wavetech") has been delisted from the Nasdaq SmallCap Market effective as of the close of the market yesterday. The Company intends to apply for inclusion of its Common Stock on the OTC Bulletin Board as soon as possible.

    As reported in Company's 10Q, for the quarter ended February 28, 1999, the Company's stock had been trading under a conditional listing by the Nasdaq SmallCap Market. The Company was previously notified by Nasdaq that its Common Stock would be delisted from the Nasdaq SmallCap Market because it was not in compliance with the $1.00 minimum bid price requirement. The Company appealed Nasdaq's decision to delist its Common Stock for failure to meet this requirement at a hearing on November 19, 1998. On December 9, 1998, the Company was notified by Nasdaq that its Common Stock would continue to be listed on the Nasdaq SmallCap market via an exception from the minimum bid price requirement, provided the Company met certain conditions, including consummation of the pending merger with DCI. One of the conditions was that the Company's common stock meet the $1.00 minimum bid price. To comply with this last requirement, on December 18, 1998, the Company effected a one-for-six reverse split, which had been previously approved by its shareholders on May 26, 1998. The Company has satisfied each of the other conditions required by Nasdaq, with the exception of the requirement that it consummate the pending merger with DCI on or before March 31, 1999.

    The Company had asked Nasdaq to remove any further conditions to the continued listing of its Common Stock or, in the alternative, permit an extension through June 30, 1999 to either consummate the merger with DCI or demonstrate its ability to satisfy all continued listing requirements. The last request was denied by the Listing Qualifications Panel, which cited the Company's failure to satisfy the merger requirement and other factors, including the belief that the Company would face difficulty in maintaining the required minimum asset requirement in the future.

    The Company previously announced that it had terminated the Merger Agreement with DCI pursuant to its terms because Wavetech had determined that it was not reasonably likely that the conditions to the merger would be satisfied prior to the expiration of the Merger Agreement. It was also previously announced that the SEC suspended trading in DCI's stock through May 14, 1999.

    A Wavetech spokesman said, "Whereas Nasdaq's decision was unfortunate, the Company remains committed to building a viable business under the recently announced licensing agreement with Softalk Inc. The Company hopes to provide its shareholders with some continued liquidity of its Common Stock by seeking to initiate trading on the OTC Bulletin Board."

    Wavetech, in cooperation with Softalk, intends to establish itself as a next generation communications company by providing integrated voice, video, fax and data by using Internet Protocol (IP) based network complementing traditional circuit-switched networks. Wavetech believes this IP service can reduce communications costs by 50% or more, while also providing increased flexibility and convenience for targeted corporate clients. Under the Licensing Agreement, Wavetech will provide a U.S. presence for Softalk and will focus on high level marketing efforts and customer support services for corporate clients with international facilities. Wavetech will generate revenues through the resale of the Softalk technology. Wavetech anticipates that revenues will grow steadily as networks with distributed intelligence are implemented internationally.

    This press release contains certain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, those factors detailed by Wavetech in its filings with the Securities and Exchange Commission.

                                      # # #

                                   SIGNATURES


                  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       WAVETECH INTERNATIONAL, INC.


                                          By: /s/ Gerald I. Quinn
                                              --------------------------
                                              Gerald I. Quinn
                                              Chief Executive Officer


         Date:  May 11, 1999